                                                                    Exhibit 99.1


         HALL, KINION & ASSOCIATES ANNOUNCES THIRD QUARTER 2001 RESULTS

San Jose, Calif., Oct. 30 /PRNewswire/ -- Hall, Kinion & Associates, Inc. (Nasdaq: HAKI), The Talent Source for the Internet Economy(R), announced today results for the third quarter and nine months ended September 30, 2001.

For the third quarter, net revenues were $36.7 million as compared with $79.3 million in the third quarter a year ago. Gross profit was $13.7 million versus $40.5 million for the same period last year. The third quarter net loss was $3.5 million, or a loss of 0.26 per diluted share, versus net income of $4.3 million, or $0.30 per diluted share, for the third quarter of 2000.

For the nine months ended September 30, 2001, net revenues were $145.3 million versus $218.5 million for the same period a year ago. Gross profit was $62.8 million, compared with $109.9 million for the first nine months of 2000. The net loss for the first nine months ending September 30, 2001 was $31.1 million or a loss of $2.36 per diluted share, compared with net income of $10.7 million or $0.82 per diluted share, in the same nine month period last year. Proforma net loss for the nine months ending September 30, 2001, excluding one-time pre-tax restructuring charges of $38.5 million and additional operating expenses of $0.9 million, was $3.1 million, or $0.23 per diluted share.

Hall Kinion continues to maintain a healthy balance sheet. At September 30, 2001, the company had total current assets of $61.7 million, working capital of $44.5 million, and cash and cash equivalents (including investments) of $28.4 million. Long-term debt and other non-current obligations totaled $0.3 million.

"The tragic events of September 11th served to accelerate the softening in the technical labor market during this 3rd quarter, and our financial results are a direct reflection of those events," said Brenda Rhodes, Hall Kinion's Chairman and CEO. "With the economic outlook of a recession now more certain, we have taken further steps during the last 30 days to secure our future profitability, and have eliminated approximately 230 sales and support staff. As we leave the 4th quarter of 2001, Hall Kinion expects to have reduced its headcount, of producing employees, from a high of 684 to a target of 310, positioning the company to be right sized for 2002."

"We continue to diversify our revenue stream beyond the tech sector by focusing on opportunities in industries that are undergoing transitions in their IT operations," Rhodes continued. "Initiatives we already had in place to develop vertical markets, such as government services, energy and health care, are gaining momentum. In the third quarter, 21 percent of our overall placements were in these new vertical sectors. We continue to adjust our company's operations to compete in a changing market and to ensure we are positioned for growth in a recovering economy.

Hall, Kinion & Associates will hold a conference call concerning this announcement today, October 30, 2001, at 8:00 a.m. PST. The call is expected to last for approximately one hour. Please dial (703) 871-3795 at least five minutes prior to the start time to participate on the call. Investors have the opportunity to listen to the conference call live on the Internet at the company's website at www.hallkinion.com or www.streetevents.com. Investors
                     ------------------    --------------------
should go to the website a few minutes early, as it may be necessary to download audio software to hear the conference call. A replay of the conference call will be available through November 6, 2001 at (703) 925-2435, passcode #5596234.

About Hall Kinion

Hall Kinion, The Talent Source for the Internet Economy(R), provides specialized technology professionals on a contract and permanent basis to Internet companies; software and hardware vendors; Fortune 1000 companies with strong intranet and extranet initiatives; and E-commerce/Web-design firms. The company specializes in filling cutting-edge technology positions at R&D departments of technology leaders and innovative start-ups. Hall Kinion currently operates 38 offices in 24 major technology centers in the United States, and abroad. Hall Kinion serves the Silicon Valleys of the world.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Hall Kinion's expectations, beliefs, hopes, intentions, models or strategies regarding the future. All forward-looking statements included in this release are based upon information available to Hall Kinion as of the date thereof, and Hall Kinion assumes no obligation to update any such forward-looking statement. Actual results could differ materially from Hall Kinion's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the rate of hiring and productivity of sales and sales support personnel; the availability of qualified IT professionals; changes in the relative mix between contract services and permanent placement services; changes in the pricing of Hall Kinion's services; the timing and rate of entrance into new geographic markets and the addition of offices; the structure and timing of acquisitions, changes in demand for IT professionals; changes in the economic outlook for the high technology industry and general economic factors. Please refer to the discussion of risk factors and other factors included in Hall Kinion's Report on Form 10-K for the year ended December 31, 2000 and other filings made with the Securities & Exchange Commission.

   Hall Kinion's World Wide Web site is located at http://www.hallkinion.com.

 For more information on Hall, Kinion & Associates, Inc. at no cost, please call
       1-800-PRO-INFO (U.S.) or 732-544-2850 (Int'l), ticker symbol HAKI.

                         Hall, Kinion & Associates, Inc.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                        Sept. 30,       Dec. 31,
                                                          2001            2000
                                                       ----------     ------------
Current Assets:
 Cash and cash equivalents                             $  21,394       $  42,692
 Investments                                               6,997               0
 Accounts receivable, net                                 22,682          43,143
 Prepaid expenses and other current assets                10,666           6,328
                                                       ---------       ---------

    Total current assets                                  61,739          92,163

Property and equipment, net                               11,178          11,783
Goodwill and other assets, net                            16,575          35,875
Deferred income taxes                                      8,144               0
                                                       ---------       ---------

    Total assets                                       $  97,636       $ 139,821
                                                       =========       =========

Liabilities and stockholders' equity

Current Liabilities:
 Accounts payable and accrued expenses                 $  17,281       $  24,326
 Income taxes payable                                          0           3,018
                                                       ---------       ---------

    Total current liabilities                             17,281          27,344

Long-term debt and other non-current obligations             299           1,715
                                                       ---------       ---------

    Total liabilities                                     17,580          29,059
                                                       ---------       ---------


Stockholders' Equity:
 Common stock                                             86,295          87,207
 Stockholders' note receivable                            (1,000)         (2,267)
 Accumulated translation adjustment                          (60)            (72)
 Retained earnings/(deficit)                              (5,179)         25,894
                                                       ---------       ---------

    Total stockholders' equity                            80,056         110,762
                                                       ---------       ---------

    Total liabilities and stockholders' equity         $  97,636       $ 139,821
                                                       =========       =========

                         Hall, Kinion & Associates, Inc.
                    Condensed Consolidated Income Statements
                                 (in thousands)
                                   (unaudited)

                                                          Three Months Ended                     Nine Months Ended
                                                        Sept. 30,        Sept. 24,            Sept. 30,     Sept. 24,
                                                          2001             2000                 2001          2000
                                                        --------------------------            -----------------------
Net revenues:
     Contract services                                  $ 33,578         $ 59,891            $ 123,026     $ 165,529
     Permanent placement                                   3,114           19,372               22,264        52,957
                                                        --------         --------            ---------     ---------
Total net revenues                                        36,692           79,263              145,290       218,486

Cost of contract services                                 22,973           38,794               82,511       108,550
                                                        --------         --------            ---------     ---------
Gross profit                                              13,719           40,469               62,779       109,936

Operating expenses:
     Operating expenses                                   19,623           33,673               76,167        92,343
     Impairment of long lived assets                           0                0               26,736             0
     Restructuring costs                                       0                0                5,426             0
                                                        --------         --------            ---------     ---------
Total operating expenses                                  19,623           33,673              108,329        92,343
                                                        --------         --------            ---------     ---------

Income/(loss) from operations                             (5,904)           6,796              (45,550)       17,593

Other income, net                                            106              543                1,000           776

Income tax benefit/(expense)                               2,330           (3,068)              13,477        (7,652)
                                                        --------         --------            ---------     ---------
Net income/(loss)                                       $ (3,468)        $  4,271            $ (31,073)    $  10,717
                                                        ========         ========            =========     =========
Net income/(loss) per share:
     Basic                                              $  (0.26)        $   0.33            $   (2.36)    $  $ 0.89

     Diluted                                            $  (0.26)        $   0.30            $   (2.36)    $    0.82

Shares used in per share calculations:

     Shares Outstanding - Basic                           13,144           13,088               13,179        12,071

     Shares Outstanding - Diluted                         13,144           14,222               13,179        13,096